Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Academy Sports + Outdoors Announces
Appointment of Chris Turner to Board of Directors

KATY, TEXAS (PRNewswire December 17, 2021) – Academy Sports and Outdoors, Inc. (“Academy” or the “Company”) (Nasdaq: ASO) announced today, effective immediately, the appointment of Chris Turner to its Board of Directors (the "Board") and Audit Committee. With this change, Academy’s Board now comprises ten directors.

“Chris has an impressive background of business leadership and deep knowledge in consumer brands and elevating the customer experience that will be very valuable to Academy and our Board,” said Ken C. Hicks, Academy Chairman, President and Chief Executive Officer. “As a Texan and Academy Sports + Outdoors customer, he’ll bring a unique passion to his role as a director.”

Turner has over 20 years of strategy, finance, mergers & acquisitions and operations experience at world-class consumer-oriented and strategic consulting companies. Turner has served as the Chief Financial Officer of Yum! Brands since August 2019 where he has global responsibility for finance, corporate strategy, supply chain and information technology. Before joining Yum! Brands, he served as Senior Vice President and General Manager leading PepsiCo’s retail and e-commerce businesses with Walmart in the U.S. and more than 25 countries and across PepsiCo’s brands. Prior to leading PepsiCo’s Walmart business, he served in various positions including Senior Vice President of Transformation for PepsiCo’s Frito-Lay North America business and Senior Vice President of Strategy for Frito-Lay. Prior to joining PepsiCo, Turner spent more than 13 years at McKinsey & Company, a strategic management consulting firm, where he was a Partner in the firm’s Dallas office. During this time, he served clients in the retail, restaurant, consumer packaged goods, airline, high-tech and media industries. He holds an MBA from Stanford University and a bachelor’s degree in industrial engineering from the University of Arkansas.

About Academy Sports + Outdoors

Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of 19 private

Exhibit 99.1
label brands, which go well beyond traditional sporting goods and apparel offerings. For more information, visit www.academy.com.

SOURCE: Academy Sports and Outdoors, Inc.

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Media inquiries:
Elise Hasbrook, Vice President Communications
281.253.8200
elise.hasbrook@academy.com

Investor inquiries:
Matt Hodges, Vice President Investor Relations
281.646.5362
matt.hodges@academy.com

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